Exhibit 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements on Form  S-3 (No. 333-103664) and Form S-8 (No. 333-104158, No. 333-104159, No. 104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of Hexcel Corporation of our report dated March 2, 2003 relating to the financial statements of BHA Aero Composite Parts Co., Ltd. as of and for the years ended December 31, 2002 and 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to BHA Aero Composite Parts Co., Ltd.’s ability to continue as a going concern) appearing in this Form 10-K/A (Amendment No. 3) of Hexcel Corporation for the year ended December 31, 2002.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Beijing, China

July 8, 2003